Exhibit 99.1

LQR House Announces 35-for-1 Reverse Stock Split as Part of Strategic Nasdaq Compliance Initiative

MIAMI BEACH, FL / ACCESSWIRE / April 16, 2025 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:YHC), a niche ecommerce platform specializing in the spirits and beverage industry, announces that its Board of Directors and Chief Executive Officer have approved a proposed reverse stock split of its common stock at a ratio of 35-for-1. The reverse stock split will become effective on April 21, 2025, at 12:01 a.m., Eastern Time. The Company’s common stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the existing symbol “YHC” and will begin trading on a split-adjusted basis when the market opens on April 21, 2024. The new CUSIP number for the common stock following the reverse stock split will be 50215C307.

At the effective time of the reverse stock split, every 35 shares of the Company’s issued and outstanding common stock will be automatically reclassified and combined into 1 share of common stock. This will reduce the number of issued and outstanding shares of common stock from 37,336,947 shares to approximately 1,066,770 shares, without giving effect to rounding. The reverse stock split will reduce the number of authorized shares of the Company’s common stock from 350,000,000 shares to 10,000,000 shares. The split will also apply to Company common stock issuable upon the exercise of the Company’s outstanding stock options and warrants. No fractional shares will be issued; instead, any fractional entitlements will be rounded up to the next highest whole number at the participant level.

The reverse stock split is a proactive measure as part of LQR House’s strategic plan to maintain compliance with Nasdaq’s continued listing requirements, while also strengthening the Company’s long-term capital structure.

Sean Dollinger, CEO of LQR House, commented “This decision reflects our commitment to our stockholders and to the future of LQR House. The reverse split is a critical step toward securing our position on Nasdaq, enhancing investor confidence, and positioning the Company for sustainable growth in the public markets.”

LQR House remains focused on scaling its ecommerce platform, expanding its brand portfolio, and capitalizing on the evolving digital alcohol marketplace.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of around 460 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings “Risk Factors”. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com